Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-105946, No. 333-117973, No. 333-139736, and No. 333-145030) and Form S-3 (No. 333-157196) of First Security Group, Inc., of our reports, dated March 16, 2010, relating to the audits of the consolidated financial statements, and to the effectiveness of internal control over financial reporting, which reports are included in this Annual Report on Form 10-K of First Security Group, Inc. for the year ended December 31, 2009.

/s/ Joseph Decosimo and Company, PLLC

Chattanooga, Tennessee

March 16, 2010